FSA #1416

COAL SUPPLY AGREEMENT

BETWEEN

INDIANAPOLIS POWER & LIGHT COMPANY

and

Lily Group, Inc.

Landree Mine

January 1, 2012

Table of Contents

COAL SUPPLY AGREEMENT

THIS COAL SUPPLY AGREEMENT ("Agreement"), made and entered into as of January 1, 2012 (the "Effective Date") by and between Indianapolis Power & Light Company ("Buyer"), with offices at One Monument Circle, Indianapolis, Indiana, 46204 and Lily Group, Inc. ("Seller"), an Indiana corporation with its principal offices located at 103 North Court Street, Sullivan, Indiana, 47882.

WITNESSETH:

WHEREAS, Buyer desires to purchase and accept delivery of and Seller desires to sell and deliver coal for use in Buyer's Eagle Valley and Harding Street Stations or to such other location as designated by Buyer (the "Plants"), on the terms and conditions set forth below in this Agreement; and

WHEREAS, Seller is developing a new mine which shall be named the Landree Mine located in Greene County, Indiana and depicted on Exhibit A attached hereto (the "Landree Mine") which is capable of commercial production and sale of coal in quantities and with the qualities and characteristics specified in this Agreement for use in the Plants,

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, Buyer and Seller agree as follows:

Article I
TERM

1.1 Term.

The term of this Agreement shall commence on the Effective Date and shall continue through December 31, 2014 (the "Term"). Deliveries of coal pursuant to the terms of this Agreement shall take place during the period beginning February 1, 2012 and continue through December 31, 2014 (the "Delivery Period").

Article II
SOURCE, POINT OF DELIVERY, AND SUBSTITUTION

2.1 Source.

The source of coal to be delivered pursuant to this Agreement shall be the Landree Mine located in Greene County, Indiana, consisting of the permits listed in Exhibit B or within the mining areas depicted on Exhibit A if not currently permitted.

2.2 Point of Delivery.

The "Point of Delivery" for coal purchased and sold pursuant to the terms of this Agreement will be F.O.B. Railcar or truck, loaded at the Landree Mine. The coal purchased and sold shall be delivered into a truck or Unit Train (as hereinafter defined) provided by Buyer at the Point of Delivery. "Unit Train" means a single train tendered to the railroad for the purpose of transporting coal from the Landree Mine. Buyer shall provide clean trucks or Unit Trains that are properly prepared, doors latched in mechanically sound condition, and substantially free of debris, coal, and extraneous material ready to receive coal when they depart Buyer's Plants. Seller shall reasonably inspect each truck or railcar contained in each Unit Train for any obvious damage, mechanical problems, debris, and that doors are closed and locked prior to loading. If Seller finds any damage, mechanical problems or debris in any truck or railcar, Seller shall reject any truck or railcar(s) that fail to meet the requirements of this paragraph if loading the truck or railcar would result in an unsafe condition. Seller shall be responsible for any costs or charges imposed on or associated with the delivery of the coal up to the Point of Delivery and until the coal is loaded into the Unit Train and tendered to the railroad or loaded into the truck and Buyer shall be responsible for any costs or charges thereafter.

2.3 Title and Risk of Loss.

Title and risk of loss shall pass from Seller to Buyer at the Point of Delivery after the coal is loaded into the Unit Train and tendered to the railroad or loaded into Buyer's trucks.

2.4 Substitution.

Seller shall have the right, but not the obligation, to supply coal from Seller-owned sources other than the Landree Mine provided pre-approval of Buyer shall be obtained for any substitute coal, and such approval shall not be unreasonably withheld. The delivered cost incurred by Buyer for such substitute coal, including costs of transportation from the producing substitute mine to the Plants shall be the same per million Btu as the delivered price for coal from the Landree Mine, including costs of transportation to the Plants. Delivery of substitute coal shall also be subject to the following conditions:

A. Buyer is able to arrange transportation of the substitute coal acceptable to Buyer and delivery of such substitute coal does not interfere with, or act as a detriment to, any existing transportation agreement of Buyer. If the interference or detriment can be cured and the Buyer made whole by the payment of money, Buyer shall give Seller the option of paying such amount by adjusting the price of the coal in order to ship the requested substitute coal.

B. The substitute coal meets or exceeds the quality specifications and characteristics found in Article 6 of this Agreement.

C. The substitute coal is compatible with existing equipment at the Plants.

D. The substitute coal is from a mine owned or operated by Seller.

E. The substitute coal is used to augment Seller's LandreeMine to satisfy the annual quantity from Article III. Substitute coal is not meant to be a complete replacement for the coal unless approved in advance by Buyer.

F. The terms and conditions of this Agreement apply to the substitute coal as if it were from the Landree Mine.

Article III
QUANTITY

3.1 Annual Quantity.

Seller agrees to sell and deliver to Buyer and Buyer agrees to purchase and accept from Seller the annual quantity of coal ("Annual Quantity") as follows:

Calendar Year	Annual Quantity
Feb. 1, 2012 – Dec. 31, 2012	200,000 tons per year
Jan. 1, 2013 – Dec. 31, 2014	400,000 tons per year

In 2012, shipments will be at the approximate rate of 10,000 tons per month in February through June and 20,000 to 30,000 tons per month in July through December. In 2013 and 2014, shipments will be at the approximate rate of 33,333 tons per month. Buyer shall also have an option to increase the annual tonnage in 2013 and 2014 to up to 580,000 total tons per year or approximately up to 48,333 tons per month. Buyer must notify Seller in writing of its intent to exercise such option on or before June 30, 2012. If Buyer fails to notify Seller by June 30, 2012, then Buyer shall be deemed to have not exercised such option.

3.2 Monthly Variation

Delivery of the Annual Quantity of coal shall be in the monthly quantities as noted in Section 3.1 above. Buyer may reducethe annual commitment downward to 360,000 tons in 2013 and 2014 but Buyer may not increase the annual commitment to an amount greater than 400,000 tons in 2013 and 2014. Likewise, if Buyer exercises its option for additional tons, Buyer may reduce the annual commitment down to 540,000 tons through its monthly variances but Buyer may not increase the annual commitment above 580,000 tons in 2013 and 2014. Monthly shipments shall be in accordance with Buyer's shipping

instructions (except immaterial variations which shall not impact the overall quantity required of Seller under this Agreement). Each monthly shipping schedule shall be sent to Seller not later than the twentieth (20th) day of the preceding month. Shipment schedules shall be subject to vacation and holiday schedules of the LandreeMine, the shipper, and the Plants and shall be in accordance with Buyer's shipping instructions. Without limiting Buyer's remedies under this Agreement, at law or in equity, if Seller fails to deliver the required monthly quantity, then Seller shall make up such deficiency as promptly as demanded by Buyer.

3.3 Freeze Protection

During the periods from January 1st through March 15th and November 15th through December 31st (hereinafter called the "Treatment Season") Seller shall have coal treated with a freeze control agent to control the freezing of the coal in railcars (hereinafter called "Freeze Conditioning"), and Buyer shall pay Seller an additional amount for Freeze Conditioning on a per gallon basis. The cost per gallon to be paid by Buyer for such Freeze Conditioning shall not include any costs other than Seller's actual cost paid to third party vendor of Freeze Conditioning. Buyer shall have the right to review any bids received by Seller and to verify the actual costs and charges for the Freeze Conditioning. If Buyer reasonably believes the Freeze Conditioning selected by Seller will not be adequate, Buyer may request the Seller use a different vendor. Buyer shall notify Seller in advance of loading as to the Shipments of coal to be treated with Freeze Conditioning and the quantity. Such notification shall be included in Buyer's Monthly Shipment schedules issued pursuant to Section 3.2 herein. Seller shall provide confirmation of Freeze Conditioning application on the Shipping Manifest. Prior to each Treatment Season, Seller shall provide Buyer with written documentation on the cost for treatment, chemical manufacturer, description of type of Freeze Conditioning product used and chemical product number. Buyer shall also have the right to contract directly with the freeze protecting agent and pay the freeze protecting agent directly.

Article IV
BASE PRICE

4.1 Base Price.

The Base Price of coal purchased and sold pursuant to this Agreement during the Term hereof shall be as follows:

Calendar Year	Base Price (F.O.B. Point of Delivery)
Jan. 1, 2012 – Dec. 31, 2012	$61.00

Calendar Year	Base Price (F.O.B. Point of Delivery)
Jan 1, 2013 – Dec 31, 2013	$61.00
Jan 1, 2014 – Dec 31, 2014	$61.00

If Buyer exercises its option set forth in Section 3.1 of this Agreement for 180,000 additional tons in 2013 and 2014, the price for such additional tons only shall be $64.50 per ton F.O.B. Delivery Point. For ease of administration, the prices shall be averaged for 2013 and 2014. For example, in the event Buyer exercises its right to the 180,000 tons of additional coal, the price for all 580,000 tons in 2013 and 2014 would be $62.09 per ton F.O.B. Delivery Point in 2013 and 2014.

The Base Price(s) per ton set forth above, shall be adjusted according to the price adjustment provisions in Section 4.2 of this Agreement, and the Base Price(s) as adjusted shall be referred to herein as the "Adjusted Base Price."

4.2 Adjustment to Base Price for Changes in Laws.

The Base Price shall be adjusted to reflect any Change in Compliance Cost and Change in Fees with the effective Laws date as of October 1, 2011. Any Changes in Laws shall be based on the following:

A. Change in Compliance Costs. Any increase or decrease in Seller's costs which are actually incurred by Seller solely as a result of a Change in Laws (as defined in the next sentence) and not caused in any way by any act of or any failure to act by Seller or Seller's LandreeMine ("Change in Compliance Costs"). A "Change in Laws" means:

(1) any new or amended statute, rule or regulation passed by any federal, state or local government; or

(2) any new or amended interpretation of any mining ordinance, statute, rule or regulation passed by a federal, state or local government and which interpretation is issued in writing by a governmental agency with the authority to do so; or

(3) any new or amended policy or order that is issued in writing by a governmental agency with the authority to do so, and that has the force of law and that is legally binding,

which primarily relates to the mining, preparation, loading, reclamation, safety, environment protection, training or any other of Seller or the LandreeMine's operations or activities primarily undertaken for the production and sale of coal under this Agreement and which is applied by a governmental agency with the authority do so on a district wide basis to all coal mines and/or coal mining companies in the district, including the

Mine, such that if Seller or the LandreeMine fails to comply then Seller or the Mine will be subject to liability to such government or government agency.

B. Change in Fees. Any increase or decrease in any local, state or federal tax, fee or other charge imposed on the production and/or sale of the coal at the LandreeMine and on all other production and/or sale of coal at all other similarly situated coal mines and/or coal mining companies in the jurisdiction of the authority who increased or decreased such local, state or federal tax. fee or other charge, on a per ton, a percentage of the sale price, or any other basis and paid directly by Seller and each other similarly situated coal mine and/or coal mining company in the district to the local, state or federal government ("Change in Fees").

C. Effective Date. The Base Price through October 1, 2011 includes all known and unknown Change in Compliance Costs and Change in Fees through such date.

D. Actual Out-of-Pocket Costs Only. The parties agree that Change in Compliance Costs do not include, for example, any out-of-pocket costs associated with over-compliance, any fines or other penalties, any increases or decreases in out of pocket costs due to changes in rates or methods of calculating social security tax, federal, state or local employment or unemployment taxes, sales or use taxes, excise taxes, federal, state or local income taxes, or any other taxes, or any out-of-pocket cost increases or decreases due to any change in generally accepted accounting principles, including, but not limited to, employee retirement benefits or otherwise. Any Change in Compliance Costs shall be determined on a per ton basis. When calculating any Change in Compliance Costs on a per ton basis, the parties shall take into consideration total tons produced and total costs paid, incurred or accrued at the LandreeMine. Seller shall exercise best efforts to minimize any Change in Compliance Costs which is an increase and to maximize any Change in Compliance Costs which is a decrease. Seller shall not have any increase or decrease in Seller's projected profitability as a result of any Change in Compliance Costs and, as such, any Change in Compliance Costs shall be net of any accompanying benefits/detriments and credits/charges allowed or allowable that would otherwise have increased or decreased the profitability of Seller. Any Change in Compliance Costs shall include only those actual out-of-pocket costs necessary to comply with such Change in Laws.

E. Notice of Change in Compliance Costs. Within sixty (60) days after the effective date of a Change in Laws (each a "Change in Laws Effective Date"), Seller shall prepare and provide to Buyer a letter setting forth the Change in Laws and providing a copy of the Change in Laws and stating

the Change in Laws Effective Date (the "Initial Notice"). Within one hundred twenty (120) days after the Initial Notice, Seller shall prepare and provide to Buyer, a complete, detailed and accurate statement of (including adequate supporting documentation in support of) any adjustments to the Base Price attributable to any Change in Compliance Costs (the "Statement"), which Statement shall detail Seller's determination of the per ton effect of the Change in Compliance Costs in U.S. Dollars. If the per ton effect of the Change in Compliance Costs is not yet known when the Statement is due, Seller shall provide to Buyer in the Statement its best good faith estimate of the per ton effect of the Change in Compliance Costs and Seller shall adjust such estimate when the actual costs are known, but not later than one hundred eighty (180) days after the initial Statement by submitting a new Statement to Buyer which shows all adjustments from the initial Statement. The per ton cost effect reflected on the Statement shall be computed and determined in accordance with this Agreement and shall

(a) be computed in accordance with generally accepted accounting principles consistently applied and proper engineering practices;

(b) reflect the effect of all benefits and credits or detriments and charges, allowed or allowable, as a result of the Change in Laws, such as, if appropriate, but not limited to, property improvements, salvage or trade-in values, investment tax credits, depletion allowances, or the like;

(c) not be "front end loaded" and shall be spread over the useful life of real or personal property, plant, equipment or coal reserves as appropriate; and

(d) not increase the profitability of Seller.

Notwithstanding anything herein to the contrary, no change in the Base Price as a result of this subsection shall become effective until there is an actual Change in Compliance Costs.

If Buyer does not receive the Initial Notice within sixty (60) days after the Change in Laws Effective Date or the Statement within one hundred twenty (120) days after the Initial Notice or, if applicable, the new Statement within one hundred eighty (180) days after the initial Statement, it shall be deemed conclusive that there shall be no increase to the Base Price attributable to any Change in Laws with an effective date on or prior to the Change in Laws Effective Date and Seller shall have no further right at any time to adjust the Base Price based on any Change in Laws with an effective date on or prior to the Change in Laws Effective Date. If Seller timely provides both the Initial Notice and the Statement it

shall be conclusive that there shall be no additional increase to the Base Price and Seller shall have no further right at any time to adjust the Base Price based on any Change in Laws with an effective date on or prior to the Changes in Laws Effective Date that is not set forth in both the Initial Notice and the Statement (and any change set forth in the Statement shall be the maximum change permitted).

Buyer shall have one hundred twenty (120) days after receipt of Seller's Statement for review of the Statement (the "Review Period"). In performing such review, Buyer may utilize, at Buyer's expense, such consultants as Buyer, in its sole reasonable judgment, deems necessary. Upon Buyer's request, Seller shall make available to Buyer or its consultants all supporting records and documentation necessary for making such a review. All such supporting records and documentation made available by Seller to Buyer or its consultants shall be subject to Section 11.10.

Should Buyer, at any time during the Review Period, disagree with all or any part of the Statement and/or believe that Seller failed to set forth in the Statement matters Buyer believes in good faith should be set forth in the Statement, Buyer shall notify Seller in writing of such disagreement and/or additional matters and the parties shall attempt to negotiate a resolution of the matter within thirty (30) days of Buyer's written notification to Seller (the "Negotiation Period"). If within said Negotiation Period no agreement is reached Seller shall, within thirty (30) days after the end of the Negotiation Period, provide a written notification to Buyer that includes only one of the following (the "Final Notice"): (a) withdraws the Statement in its entirety (in which case no adjustment shall be made at any time based in whole or in part on such Change in Laws), or (b) includes a final Statement setting forth specifically Seller's proposed final Change in Compliance Costs and final adjusted Base Price (in which case no adjustment shall be made at any time based in whole or in part on such Change in Laws other than as set forth in this final Statement). Within thirty (30) days after receipt of the Final Notice, Buyer shall have the right to accept or reject the Final Notice. If the Final Notice is accepted, then the change set forth in the Final Notice shall be final and binding on the parties and no other adjustment shall be made at any time based in whole or in part on such Change in Laws (except future changes in Compliance Costs resulting from a decrease in out-of-pocket costs). If the Final Notice is rejected or if Buyer fails to respond to the Final Notice, then, the dispute shall be submitted to the dispute resolution procedure set forth in subparagraph G of this Section 4.2.

If Seller fails to provide an Initial Notice at a time when Buyer believes in good faith that an Initial Notice should be provided because Buyer in good faith believes there may be a Change in Compliance Costs which results in a decrease in the Base Price, then Buyer may notify Seller of such fact and Seller shall, within thirty (30) days thereafter, provide Buyer with a Statement addressing such matters and setting forth Seller's proposed resolution to such

matters, including, without limitation, Seller's proposed Change in Compliance Costs as a result of such Statement (if any). After Buyer's receipt of such Statement, the provisions of the immediately preceding two paragraphs shall apply. If Seller fails to provide such Statement within ninety (90) days thereafter, Buyer will provide a Statement to Seller and then the provisions of the immediately preceding paragraph shall apply assuming Seller has failed to set forth matters in the Statement.

F. No Adjustment. All sections of this Agreement shall be in full force and effect without any obligation for payment by Buyer or Seller of any amounts due as a result of adjustments to the Base Price due to Changes in Compliance Costs or Changes in Fees until such time as there is final resolution of the matter pursuant to this Agreement.

G. Dispute Resolution Procedure.

(a) The matters to be undertaken by the parties and any other person or entity in any negotiation, mediation or arbitration shall be limited solely to those Change in Compliance Costs and Change in Fees that are the subject of the applicable Final Notice. The Dispute Resolution Procedure set forth in this subparagraph shall only apply to disputed Change in Compliance Costs and Change in Fees that are the subject of the applicable Final Notice. All other disputes between the parties shall not be subject to binding arbitration or any other provision of the Dispute Resolution Procedure.

(b) Any final Change in Compliance Costs and Change in Fees as resulting from the Dispute Resolution Procedure shall not exceed the final proposed Change in Compliance Costs and Change in Fees set forth in the Final Notice and shall not include any other costs not included in the Final Notice or included in the Final Notice but not permitted to be included in the Final Notice pursuant to the terms of this Agreement.

(c) A meeting shall be held promptly between the parties, attended by individuals with decision making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

(d) If within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, either party may with written notice require the parties to mediate such dispute. The parties will hence jointly appoint a mutually acceptable neutral person not affiliated with either of the parties (the "Neutral") to act as a mediator. If the parties are unable to agree on the Neutral within twenty (20) days, they shall seek assistance in such regard from the CPR Institute for Dispute Resolution, Inc. ("CPR"). The

fees of the Neutral and all other common fees and expenses shall be shared equally by Buyer and Seller.

(e) The mediation will proceed in accordance with the CPR's Model Procedure for Mediation of Business Disputes, or the parties may mutually establish their own procedure.

(f) The parties shall pursue mediation in good faith and in a timely manner. In the event the mediation does not result in resolution of the dispute within sixty (60) days of mediation commencement, then, upon seven (7) days written notice to the other party either party may request that the matter be referred to binding arbitration. Such arbitration shall be before a single arbitrator mutually acceptable to Buyer and Seller, which arbitrator must have significant experience in the mining and purchase and sale of coal. If the parties are unable to agree upon an arbitrator within sixty (60) days, at the request of either party, the arbitrator shall be appointed in accordance with CPR's Rules for Non-Administered Arbitration then in effect. Said rules shall govern any such proceedings. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All common costs incurred in connection with the arbitration, including fees and expenses of the third arbitrator and court reporter, shall be paid equally by Buyer and Seller. The arbitration proceeding shall be held in Indianapolis, Indiana, unless otherwise agreed by the parties. Each party shall be entitled to be represented by counsel, to present written and oral evidence and arguments, to cross examine the other party's witnesses, and to obtain a list of the other party's witnesses and evidence fourteen (14) days prior to the hearing. The formal rules of evidence shall not apply, but the arbitrator may be guided by the Federal Rules of Evidence in conducting the proceeding. The arbitrator shall permit and facilitate such disclosure and discovery of facts, documents and tangible things it shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making disclosure expeditious and cost effective. The arbitrator may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed. The arbitrator shall decide in accordance with the express terms of this Agreement and applicable law. The arbitral award shall be in writing, shall explain the reasons for the award, shall be final and binding on the parties, shall not exceed the final proposed Change in Compliance Costs and Change in Fees set forth in the Final Notice and shall not include any other costs not included in the Final Notice or included in the Final Notice but not permitted to be included in the Final Notice pursuant to the terms of this

Agreement, and may be registered for enforcement in any court. The arbitrator will be empowered to award injunctive, specific or other equitable relief. The substantive law governing this Agreement shall control the arbitration proceeding.

(g) All negotiation and mediation proceedings shall be strictly confidential and used solely for the purposes of settlement. Any materials prepared by one party for those proceedings shall not be used as evidence by the other party in any subsequent arbitration or legal proceeding; provided, however, the underlying facts supporting such materials may be subject to discovery. All arbitration proceedings shall also be strictly confidential.

(h) Each party fully understands its specific obligations under the provisions of this subsection. Neither party considers such obligations to be in any way unenforceable, and either party will contend to the contrary at any future time or in any future proceeding.

4.3 <u>Adjustment for Variations in BTU Content</u>.

Whenever the Actual Monthly Weighted Average Btu/lb varies from the Guaranteed Monthly Weighted Average Btu/lb, the Base Price will be adjusted on a monthly basis by the difference, if any, between the Actual Monthly Weighted Average Btu/lb. and the Guaranteed Monthly Average Btu/lb set forth in Section 6.2. based on the following formula:

$A = [B \times (C / D)] - B$

Where:

A = Amount of adjustment in dollars per ton (to the nearest whole cent)

B = The Adjusted Base Price

C = Actual Monthly Weighted Average Btu/lb

D = Guaranteed Monthly Weighted Average Btu/lb = 11,200 Btu/lb

As an example, for March, 2012:
B = $61.00 per ton
C = 11,365 Btu/lb
D = 11,200 Btu/lb

Therefore:

A = [$61.00 x (11,365 / 11,200)] - $61.00 = $0.90 per ton of coal shipped in March, 2012.

Article V
BILLING AND PAYMENT; ADEQUATE ASSURANCES

5.1 Billing.

Seller shall submit an invoice to Buyer immediately following the 15th of each month for all shipments delivered in the first half of the month and immediately following the last day of the month for all shipments delivered in the second half of the month. All such invoices shall be issued at the then-current Adjusted Base Price. All quality adjustments will be invoiced on a monthly basis. The undisputed amount set forth on each invoice shall be paid within ten (10) days after receipt of invoice.

Invoice shall be sent electronically to Buyer at:

Indianapolis Power & Light Company
One Monument Circle
Indianapolis, IN46204
Attention: Fuel Supply, Contract Administrator
steve.clark@aes.com

5.2 Payment.

Payment of all invoices under this Agreement shall be made in United States funds and timely sent to Seller via ACH/wire transfer to the following account:

Account Name: Lily Group, Inc.
Bank Name: First Financial Bank, 15 S. Main St., Sullivan, IN 47882
Account Number: 6501516
ABA Number: 074900356

Article VI
COAL QUALITY

6.1 General Quality Conditions.

The coal shall be run of mine crushed and fully washed to have a top size of two

(2) inches with no coal removed greater than ¼". The coal shall be substantially free of impurities, such as but not limited to, bone coal and rock and free of debris, such as but not limited to, wood, tramp metals, rags, and other mine debris. In addition the coal shall, on a monthly weighted average ("MWA") basis and a Shipment (as defined in Section 6.3) basis, have the following as received specifications from the applicable sources.

6.2 Specific Quality Characteristics.

Coal purchased and sold pursuant to this Agreement shall conform to the following specifications on an "as received" basis at the Point of Delivery:

Characteristics	Monthly Weighted Average (MWA)	Shipment
Moisture Content (Max % by weight)	16.0%	18.0%
Ash Content (Max % by weight)	9.0%	10.00%
Calorific Value (Min BTU/lb)	11,200	11,000
Lbs SO2 per million Btu (Max)	2.5	2.5
Lbs SO2 per million Btu (Min)	1.7	1.7
Grindability (Min)	52	
Ash Softening (Min)	2,250 deg. F	
% Fines (max <1/4")	45%	

For purposes of this Agreement,

$$SO_2 = \frac{\text{As Received Sulfur \% x 20,000}}{\text{As Received Btu/lb}}$$

Seller shall provide Buyer with the Lbs SO2 per million Btu content of each Shipment (Shipment as defined in Section 6.3) prior to Buyer's receipt of such Shipment by including such Lbs SO2 per million Btu content on the shipping manifest and also sending such information by electronic mail to such persons as Buyer may dictate.

6.3 Buyer's Right of Suspension and Rejection.

If any Shipment ("Shipment" shall be defined as all coal shipped in one Unit Train or by one day of delivery by truck) specification set forth above is not met on two

consecutive Shipments (except for Moisture Content and Calorific Value when exceedences are caused by excessive rainfall) based on Seller's analysis of the mechanical sample obtained at the Point of Delivery, or if any MWA specification set forth above (except for moisture and BTU) is not met, then Buyer shall promptly notify Seller of deviation and Buyer, at its option, may immediately suspend deliveries of any or all of the coal from Seller until Seller gives reasonable assurances acceptable to Buyer that it will thereafter eliminate such deviation. Seller shall give such assurances within thirty (30) days. If Seller fails to give such assurances within thirty (30) days then Buyer may, at its sole option, terminate this Agreement without further obligation to Seller, or pursue other legal remedies, or invoke any or all contractual remedies, or any or all of the foregoing. With regard to the SO2 specification, If Seller exceeds the maximum limit of 2.5 pounds per million Btu, when Seller resumes shipments Seller shall within the next fifteen days' supply lower sulfur coal than required in quantities sufficient to bring Buyer's thirty day rolling average SO2 back down below 2.5 pounds per million Btu.

Notwithstanding and in addition to the above, Buyer reserves the right to reject any coal which does not meet the Shipment specification set forth above. In such event, the rejected coal shall be deemed not to be delivered or titled to Buyer, and Seller shall be responsible for prompt removal of such coal and for reimbursement to Buyer of all freight expenses incurred. It is understood that Buyer shall not arbitrarily change its equipment in any way as to prevent Buyer from accepting the coal and that the Landree Mine shall not arbitrarily change its mining, preparation, or loading operations in any way that would provide Buyer with incentive to not accept the coal. Buyer may not invoke its right to reject a Shipment for exceedance of the per Shipment basis moisture and BTUspecification if Seller shows to Buyer's satisfaction that the moisture content of the Shipment has been increased due to heavy precipitation during production and shipment.

Article VII
SAMPLING AND ANALYSIS; WEIGHING

7.1 Sampling and Analysis.

Seller will sample coal purchased and sold pursuant to this Agreement at the Point of Delivery and will analyze said sample at its expense. Sampling and analysis shall be carried out following applicable American Society of Testing and Materials (ASTM) standards. Such analysis shall be final and binding and shall govern for payment. Seller shall provide analysis to Buyer within forty-eight (48) hours of loading coal except for weekends or holidays in which case analysis will be provided by the next business day.

For ease of reference, this Agreement will refer to the three split samples as "Buyer's Split Sample", "Seller's Split Sample" and the "Referee Split Sample".

Seller will preserve Buyer's Split Sample and the Referee Split Sample in airtight containers for forty-five (45) days for use, if necessary, pursuant to the terms of this Article VII below.

Seller's analysis will govern for payment except for the following.

When Buyer's analysis of Buyer's Split Sample differs, as to one or more quality parameters, from Seller's analysis of Seller's Split Sample by more than the ASTM standard for reproducibility, an analysis of the Referee's Split Sample will be performed by an independent laboratory chosen by Buyer and Seller. If all quality parameters are within the ASTM standard for reproducibility when the Seller's Split Sample and the Referee Split Sample are compared, then all quality parameters will be according to the Seller's Split Sample. If any quality parameter is outside of ASTM reproducibility, the Referee Split Sample will be used. The cost of analysis of the Referee's Split Sample will be shared equally by Buyer and Seller. Corrections to payments as a result of the analysis of the Referee Split Sample will be made by debit or credit memo, as applicable.

If Buyer does not request an analysis of Seller's Split Sample or Referee Split Sample within a forty-five (45) day period following the date that the sample was taken, Seller shall have the right to dispose of such sample.

7.2 <u>Weights</u>.

Weights will be determined by Seller's scale for all Shipments at the Point of Delivery. Seller shall have such scales certified annually. The weights so determined shall govern all settlements hereunder. In instances where Seller's scales are unavailable, Buyer and Seller may agree to use Buyer's scales at the Plant or some other alternative method of determining weights and Buyer shall have the same obligations as Seller and Seller shall have the same rights as Buyer as set forth in this Section 7.2.

Both parties have the right to have a representative present during the weighing and to re-weigh on its own scales, or on independent scales, and at its own expense, any of the Shipments weighed on the other party's scales.

Each party shall maintain and operate its scales in accordance with the most recent NIST Handbook 44 methods and procedures set forth by the scale manufacturer or governing agency, if any.

Either party shall have the right at any time to question the accuracy of the scales. In such an event, the party whose scales are in question shall promptly arrange to have its scales tested. Should such test require that an adjustment be made, the Buyer or Seller, as the case may be, shall immediately correct said scales to within acceptable tolerances and shall adjust all invoices affected by such error from the date the accuracy was questioned to the date of the

adjustment.

Article VIII
LOADING PROCEDURES

8.1 Scheduling.

No later than the 20th day of the month preceding each calendar month during the Term of this Agreement, Buyer shall advise Seller in writing (including via facsimile or electronic mail) of the quantity of coal (by destination if applicable) that Buyer estimates it will purchase from Seller under this Agreement during such subsequent calendar month. The estimate is to be provided to assist Seller in its planning, will be non-binding, and shall not in any manner affect: (a) Buyer's obligation to purchase the Annual Quantity in the ranges set forth in Section 3.2 of this Agreement, or (b) Seller's obligation to tender and sell the Annual Quantity pursuant to this Agreement.

Article IX
FORCE MAJEURE

9.1 Force Majeure.

"Force Majeure" means an event or circumstance which prevents one party (the "Claiming Party") from performing its obligations under this Agreement, which is not within the reasonable control of the Claiming Party, and which by the exercise of due diligence, the Claiming Party is unable to overcome and which is not due to the fault or negligence of the Claiming Party. Force Majeure includes, but is not limited to, acts of God, war, terrorism, insurrection, riots, nuclear disaster, strikes, labor disputes, threats of violence, labor, equipment and material (except coal) shortages, fires, explosions, floods, river freeze-ups, breakdowns or damage to mines, plants, equipment, or facilities, ,embargoes, ,orders, or acts of civil or military authority. ,Force Majeure shall not be based on: (1) Buyer's inability economically to use or resell the coal purchased hereunder; (2) the Seller's ability to sell the coal at a price greater than the price hereunder; (3) Buyer's ability to purchase the coal at a price less than the price hereunder; (4) Seller's or the Landree Mine's inability to economically produce or obtain the coal; (5) any shortage of coal; or (6) any matter within the scope of Article IV.

Except as limited by this Article IX below, to the extent the Claiming Party is prevented by Force Majeure from carrying out, in whole or part, its obligations under this Agreement and the Claiming Party gives notice and details, orally and confirmed promptly in writing, of the Force Majeure to the other party as soon as practicable (but in no event later than fifteen (15) days after the occurrence thereof), then the Claiming Party shall be excused from the performance of its obligations during the conditions of Force Majeure; provided, however, that

failure to give such notice and furnish such information within fifteen (15) days after the occurrence of the Force Majeure shall not be deemed a waiver of or invalidate the Claiming Party's rights under this Article except as to the period from the date of occurrence of the Force Majeure through and including the date that is 15 days prior to the date that such notice was given and such information was furnished to the non-Claiming Party. During the existence of the Force Majeure event, the non-Claiming Party shall not be required to perform or resume performance of its obligations to the Claiming Party corresponding to the obligations of the Claiming Party excused by Force Majeure. Neither the Claiming Party nor the non-Claiming Party will be relieved by Force Majeure from the obligation to make payment when due, including the obligation of Buyer to make payment for coal delivered when due, except in cases where a party is prevented from making payment by Force Majeure affecting banking and financial systems or institutions, in which case those payments will be made as soon as reasonably practicable. The Claiming Party shall exercise best reasonable efforts to mitigate or eliminate the conditions which have caused the Force Majeure condition, provided, however, nothing herein contained shall be construed as requiring the Claiming Party to accede to any demands of labor, or labor unions, or suppliers, or other parties which the Claiming Party, in the exercise of its good faith reasonable judgment, considers unacceptable.

In the event of a Force Majeure, delivery of the affected quantity of Coal shall be made up at the non-claiming Party's option upon a schedule reasonably acceptable to both parties at the price and other terms in effect during the condition of Force Majeure.

If Seller claims Force Majeure under this Agreement it shall not supply coal from the Landree Mine to any person or entity with whom there is no pre-existing (as of the date of the Force Majeure event) coal sales agreement and if Seller has obligations to provide coal of a similar type and quality as the coal sold under other coal sales agreements from the Landree Mine, or if Buyer claims Force Majeure it shall not purchase coal for the Plant from any person or entity with whom there is no pre-existing (as of the date of the Force Majeure event) coal supply agreement and if Buyer has obligations to purchase coal of a similar type and quality as the coal purchased under other coal sales agreements for the Plant to which the claim of Force Majeure applies, then any reductions in Seller's deliveries or Buyer's purchases (as applicable) shall be allocated by the party claiming Force Majeure on a pro rata basis among this Agreement and such other coal purchase or sales agreements from the Landree Mine to which the claim of Force Majeure applies (if Seller is the party claiming Force Majeure) or for the Plant to which the claim of Force Majeure applies (if Buyer is the party claiming Force Majeure) involving coal of a similar type and quality as the coal sold and purchased hereunder, to the extent contractually permitted by such agreements for the respective party in each case. Without limiting the generality of this Article, in the event of a Force Majeure event which causes a partial curtailment of electrical generation from or electrical generating capacity at the

Plant or partial curtailment of transmission or distribution of electricity there from, any reductions in Buyer's purchases shall be allocated by Buyer on a pro rata basis among this Agreement and such other coal purchase agreements for the Plant involving coal of a similar type and quality as the coal sold and purchased hereunder, to the extent contractually permitted by such agreements, based on such partial curtailment and based on Seller's coal scheduled for delivery for the period during which such event or occurrence exists or existed. Without limiting the generality of this Article, in the event of a Force Majeure event which causes a total curtailment of electrical generation from or electrical generating capacity at the Plant or total curtailment of transmission or distribution of electricity therefrom, Buyer shall be relieved under this Article from its obligation to accept up to the entire quantity of Seller's coal scheduled for delivery for the period during which such event or occurrence exists or existed, provided that Buyer is not accepting the delivery of any other coal that was scheduled for delivery at the Plant for such period, to the extent contractually permitted to do so.

9.2 Environmental Force Majeure.

As of October 1, 2011, the coal is or can currently be utilized at Buyer's Plant in material compliance with all air pollution control and environmental laws, regulations, and requirements, as the same are currently enacted and/or promulgated. Notwithstanding the provisions of Sections 9.1 and 9.2, if any new environmental law is enacted or new regulation is promulgated and becomes effective during the Term of this Agreement that was not known as of October 1, 2011, or reasonably should have been known as of October 1, 2011, and if such new law or regulation has a material adverse effect on Buyer's ability to utilize the coal sold under this Agreement, then Buyer shall promptly notify Seller in writing of the new environmental law or regulation. Buyer shall undertake commercially reasonable efforts to change its operating procedures or equipment, or to utilize the coal at other Buyer-owned facilities, in order to continue utilizing the coal within the existing coal quality specifications. After all such efforts have been made, if Buyer's ability to utilize said coal of this quality at its Plants is reduced, then the reduction shall be allocated pro-rata across all of Buyer's multi-year coal agreements.

If by using the coal with the historically typical quality specifications, Buyer cannot materially comply with the new environmental laws and/or regulations, then Buyer shall promptly notify Seller in writing of the new required coal quality specifications. Seller shall consider and evaluate what steps can be reasonably taken in the mining and/or preparation of the coal from the existing (primary) sources to meet the new coal quality specifications. In the event the Seller can meet the new coal quality specifications, Seller shall determine the increased costs, if any, anticipated by the Seller to be associated with meeting the new quality specifications. Based upon Seller's evaluation the parties shall have the following sequential options:

1. If Seller's increased costs are less than or equal to 15% of the Base Price per ton, then Buyer shall absorb said increased costs and shipments shall continue under the then current Agreement, as modified for the new coal quality specifications, or

2. If Seller's increased costs are greater than 15% of the Base Price per ton, then Buyer shall have the option to absorb said total increased costs and shipments shall continue under the then current Agreement, as modified for the new coal quality specifications, or

3. If Buyer does not agree to absorb increased costs greater than 15% of the Base Price per ton or the coal does not meet the new coal quality specifications, then Seller has the option to provide substitute coal meeting the revised coal quality specifications under said Agreement at the current equivalent delivered price plus 15% of the Base Price per ton; or

4. If Seller does not exercise the option to provide substitute coal as provided under subparagraph #3 above, then Seller shall have the right to match the product selected by Buyer to replace the remaining coal requirements for the remainder of the Term hereof.

Changes in market conditions, commercial frustration, commercial impracticability or the occurrence of unforeseen events rendering performance of this Agreement uneconomical for Buyer, shall not constitute a new environmental law or regulation.

Article X
REPRESENTATIONS, DISCLAIMER OF WARRANTIES, DAMAGES

10.1 Representations.

On the Effective Date, each party represents and warrants to the other party that:

(i) it is duly organized, validly existing and in good standing under the laws of jurisdiction of its formation;
(ii) it has all regulatory and other authorizations necessary for it to legally perform its obligations under this Agreement;
(iii) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, order or the like applicable to it;
(iv) this Agreement and each other document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms, subject to any equitable defenses;

(v) it has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement;
(vi) it is not bankrupt and there are no bankruptcy proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming bankrupt;
(vii) no event of default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;
(viii) it has entered into this Agreement in connection with the conduct of its business and it has the capacity or ability to make or take delivery of all coal referred to in this Agreement; and
(ix) it has the collective expertise needed to own, lease or otherwise control such assets as shall be reasonably necessary mine the coal or to utilize the coal to be purchased and delivered hereunder.

10.2 Landree Mine.

Seller represents, warrants and covenants that the Landree Mine will be fully operational and Seller will have the ability to meet all the terms and conditions of this Agreement including, without limitation, the production, washing and delivery by rail and truck of all the coal required by this Agreement, no later than December 31, 2011. Without limiting Buyer's rights and remedies under this Agreement, at law or in equity, in the event the Landree Mine is not fully operational by December 31, 2011 and thereafter or Seller is unwilling or unable for any reason to deliver coal in the quantities, with the characteristics and in the manner required by this Agreement, Buyer shall have the option to (a) terminate this Agreement and/or (b) require Seller to pay to Buyer, no later than 15 days after the last day of each month beginning on the date of termination and ending on December 31, 2014, for each ton of coal Seller fails to properly supply hereunder, the difference (if a positive number) between (i) the delivered cost per million Btu of substantially similar quality coal purchased by Buyer from any other person and identified by Buyer in its sole discretion as coal to replace the coal Seller was required to supply hereunder, less (ii) the delivered cost per million Btu (not adjusted) per ton of coal hereunder.

10.3 Warranty of Title.

On the Effective Date and on delivery of coal, Seller represents, warrants and covenants that it has and will transfer to Buyer good and marketable title to the coal delivered and to be delivered hereunder, that it has the right to sell such coal to Buyer and that such coal is free and clear of all liens, claims and encumbrances and agrees to indemnify Buyer, including payment of reasonable attorney's fees and court costs, from all suits, actions, debts, accounts, damages,

and losses arising from or out of any claims by any and all persons as to said coal or to royalties or to any charges against said coal.

Article XI
GENERAL

11.1 Notices.

Any notice, election or other correspondence required or permitted under this Agreement, except invoices and payments, shall become effective upon receipt, and shall be deemed to have been properly given or delivered when made in writing and delivered personally to the party to whom directed, or when sent by United States certified mail, or overnight express service, with all necessary postage and charges fully prepaid, return receipt requested, and addressed to the party to whom directed at its address specified below:

To Buyer:

Manager, Fuel Supply
Indianapolis Power & Light Company
One Monument Circle
Indianapolis, IN46204-2936
Office (317) 261-8352
Fax (317) 630-0602
Email hleitze@aes.com

To Seller:

P. Rick Risinger, CEO
Lily Group, Inc.
103 N. Court St
Sullivan, IN47882
Office (812) 268-5459
Fax (812) 268-1837
Email rick@lilygroup.com

or to such other addresses as the parties may have furnished in writing to the persons named above. Any notice pertaining to matters of an emergency or an operating nature may be delivered by mail, e-mail, messenger, telephone, facsimile or by any other reasonable means, to such representative of the party hereto being notified as may be appropriate, and such notice shall be effective upon receipt. If given by telephone or verbally, the notice shall be confirmed in writing as soon as practicable thereafter.

11.2 Seller's Records.

Seller shall keep accurate and satisfactory records in conformity with accounting methods and practices generally accepted in the coal mining industry, as necessary for the appropriate administration of the terms of this Agreement. All books of account and records of Seller relating to this Agreement shall be preserved for the duration of the Agreement Term and for one (1) year thereafter, unless otherwise agreed by the parties.

11.3 Enforceability.

Should any provision of this Agreement for any reason be declared invalid or unenforceable by an order of any court having jurisdiction, such decision shall not affect the validity or enforceability of the remaining provisions of this Agreement, and such provisions shall remain in full force and effect as if this Agreement had been executed without the invalid or unenforceable provision.

11.4 Amendments.

No amendment or modification of this Agreement shall be effective unless agreed to in a written instrument signed by both Seller and Buyer.

11.5 Waivers.

The failure of either party to insist in any one or more instances upon strict performance of any provision of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provision or the relinquishment of any rights hereunder, or otherwise compromise the right of such party to insist on strict performance or take full advantage of such rights thereafter.

11.6 Audit.

Each party (and its representatives) has the right, at its sole expense during normal working hours and upon reasonable advance notice, to examine the records of the other party, but only to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made under or pursuant to any of the provisions of this Agreement. If requested, a party shall provide to the requesting party statements evidencing the quantities and qualities of coal delivered or received at the Point of Delivery. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statements and the payments thereof will be promptly made; provided, however, that no adjustment for any statement or payment shall be made unless such examination shall have been completed and, if appropriate, an objection to the accuracy thereof and a written demand for resolution thereof, has been provided to the other party within one (1) year following the later of the end of the Calendar Year

in which (a) such statement was generated or (b) such payment was made ; and provided further, that for the purpose of such statement and payment objections, this Article XI will survive the expiration or any termination of this Agreement.

11.7 Assignment.

Except as expressly permitted by Subarticles(a), (b) and (c) below, neither party may assign this Agreement, in whole or in part, or any rights granted herein, or delegate to any third party any of its duties hereunder, without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or untimely delayed.

(a) Either party may assign this Agreement without the consent of the non-assigning party to a parent company, any affiliate of the assigning company, or for the purpose of securing indebtedness, provided, however, that no such assignment shall release the assigning party from the obligation to perform this Agreement, unless the other party consents thereto in writing.

(b) Either party may assign this Agreement without the consent of the non-assigning party to a successor in interest of the assigning party by way of a merger, consolidation, reorganization, sale of all of the assigning party's assets, provided, however, that no such assignment shall release the assigning party from the obligation to perform this Agreement, unless the other party consents thereto in writing.

(c) Seller may use the services of subcontractors to perform some of its duties hereunder, including, without limitation by enumeration, weighing, sampling and analyzing coal and loading railcars. Seller may use such subcontractors without the consent of Buyer but Seller hereby agrees that is liable for the acts and omissions of such subcontractors.

11.8 Authorizations.

Buyer and Seller respectively, warrant and represent that the execution and delivery of this Agreement has been duly authorized, and that all corporate actions and other steps necessary to be taken, or approvals required to be obtained, to make this Agreement and all of its terms valid and binding obligations of Buyer and Seller have been duly taken and/or obtained.

11.9 Applicable Law.

This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Indiana, without giving effect to principles of conflicts of law .

11.10 Confidentiality.

Neither party shall disclose any information regarding any part of this Agreement to any unrelated third party without the prior consent of the other for a period of two (2) years following the expiration, cancellation or termination of the Agreement, except: as required by law; as required by jurisdictional regulation pursuant to the request of any regulatory authorities (including, without limitation, state utility commissions or boards, the Federal Energy Regulatory Commission, the U.S. Securities and Exchange Commission and tax authorities); to attorneys, auditors, consultants or other outside experts of the parties if said individuals are advised of the confidential nature of the information and said individuals agree to maintain the confidentiality of the information; to generating unit co-owner(s); or in connection with any claim or dispute.

11.11 Default.

No default of a party in the performance of a covenant or obligation under this Agreement shall result in the other party's right to cancel or terminate this Agreement unless such defaulting party shall have failed to correct the default within thirty (30) days after written notice of claim of default has been given by the other party.

11.12 Headings.

The headings used in this Agreement are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of any provision of this Agreement.

11.13 Entire Agreement.

This Agreement (including all schedules and exhibits which are attached hereto and made a part hereof) contains the entire agreement of the parties, is expressly limited to the terms and conditions specifically set forth or incorporated by reference herein, and supersedes all prior communications between the parties regarding the subject matter of this Agreement.

11.14 Performance Bond

The performance of Seller of its obligations set forth in this Agreement are guaranteed by Seller's providing Buyer with a performance bond prior to the execution of this Agreement in the amount of $2,000,000. Such performance bond shall be in place throughout the term of this Agreement.

11.15 No ExclusiveRemedy.

Each remedy specifically provided for under this Agreement is non-exclusive and

shall be taken and construed as cumulative and in addition to every other remedy provided for herein or by law or equity.

11.16 Counterparts.

This Agreement may be executed in any number of counterparts, and all of such counterparts when taken together shall constitute one and the same Agreement.

11.17 Survival.

Notwithstanding anything herein to the contrary, the following shall survive the expiration or earlier termination of this Agreement; Articles X, XI, XII and XIII.

Article XII
INDEMNIFICATION AND INSURANCE

12.1 Indemnification

Seller shall indemnify and hold harmless and, if requested by Buyer, defend Buyer and its affiliates and their respective officers, directors, agents, employees, independent contractors and guests (the "Buyer Parties") from any loss, cost, damage (including, but not limited to, personal injury, death and property damage), liability or other expense (including, but not limited to, attorneys' fees, expert fees and other costs) directly or indirectly arising out of or resulting from: (i) the acts or omissions of Seller or Seller's affiliates or their respective employees, agents, independent contractors or other persons ; (ii) the operation of the Landree Mine; and/or (iii) any breach by Seller of this Agreement. The indemnities set forth herein will apply regardless of the active or passive negligence or sole, joint, concurrent, or comparative negligence or fault of any of Buyer Parties and regardless of whether liability without fault or strict liability is imposed or sought to be imposed upon any of Buyer Parties, except to the proportional extent that a final judgment of a court of competent jurisdiction establishes under the comparative negligence principles that a claim was caused by the negligence or intentional misconduct of a Buyer Party. The indemnities set forth herein shall apply notwithstanding Seller's duty to obtain and maintain insurance as set forth in this Agreement. The provisions of this Article XII shall survive the expiration or earlier termination of this Agreement until all claims involving any indemnified matter are fully and finally barred by the applicable statute of limitations.

12.2 Insurance

Seller shall, at all times during the term of this Agreement, at Seller's sole cost and expense, obtain and maintain the following policies of insurance. No such insurance may be canceled without at least thirty (30) days written notice to Buyer. Each such policy shall name Buyer Parties as "additional insureds" which shall provide that Buyer Parties are additional insureds with respect to liability arising out of Seller's ongoing and completed operations: (i) a commercial general liability policy, including contractual liability coverage with respect to this agreement with combined single limits of not less than $2,000,000.00 per occurrence, with a $10,000,000.00 policy aggregate limit; (ii) Workmen's Compensation and Occupational Disease insurance as required by the laws of the State of Indiana; (iii) employer's liability insurance with a $1,000,000.00 limit; and (iv) such other insurance as may reasonably be required from time to time by Buyer. All policies of insurance required of the Seller under this Agreement shall be obtained from reputable insurers licensed to do business in the State of Indiana and have an A.M. Best Rating of at least B+VIII. A copy of each insurance policy or a legally enforceable certificate of insurance on all insurance policies required of Seller under this Agreement shall be deposited with Buyer promptly on or before the date of execution. Any insurance provided by Buyer Parties shall be strictly excess, secondary, and noncontributory of the insurance coverage provided by Buyer. Furthermore, common law authority, including but not limited to Morsches Lumber, Inc. v. Probst, 388 N.E.2d 284 (Ind. 1979), generally holding that agreements to provide insurance limit a party's recourse solely to insurance proceeds is not applicable to this Agreement and does not limit Buyer's recourse against Seller.

Article XIII
EQUAL OPPORTUNITY, ANTI-TERRORISM AND MONEY LAUNDERING, AND DUE DILIGENCE

13.1 Equal Employment Opportunity

The equal opportunity clause contained in Executive Order 11246, as amended, and expanded in 41 C.F.R. 60-4.1, is hereby incorporated by reference as if fully set forth herein.

13.2 Anti-Terrorism and Money Laundering

In performing its obligations under this Agreement, Seller and its officers, directors, employees, agents and representatives agree that they will comply with all legal requirements relating to anti-money laundering, anti-bribery and anti-terrorism in the jurisdictions in which Buyer operates or does business or where Seller is providing services to Buyer.

Any violation of these provisions shall be sufficient cause for Buyer, acting in good faith, to declare this Agreement, in whole or in part, null and void, in which case Seller shall forfeit any claim, including any claim to additional payments due

under this Agreement, other than payments for Contract Coal previously purchased under this Agreement, in addition to Seller being liable for any damages or remedies available under applicable law.

13.3 Due Diligence

Upon written notice from Buyer, Seller agrees to periodically, but not more often than once annually, provide Buyer information generally related to, but not limited to, ownership, compliance policies and references in the form as shown on Exhibit C. Seller represents and warrants that the Compliance Due Diligence Questionnaire submitted to Buyer prior to the execution of this Agreement is true, accurate and complete as of the date hereof, and Seller covenants that it will notify Buyer immediately if any of the responses become untrue or inaccurate and provide Buyer with all information required to make such responses true and accurate.

IN WITNESS THEREOF, the parties have caused this Coal Supply Agreement to be executed by their duly authorized representatives as of the date first above written.

INDIANAPOLIS POWER & LIGHT COMPANY

By: ______________________

Title: COO

Date: 1/9/12

Lily Group, Inc.

By: ______________________

Title: PRESIDENT

Date: 12/27/11

FSA #1416

EXHIBIT A

LANDREE MINE

SURFACE LOCATION MAP


Lily Group, Inc.
Operations Map – Surface Operations
Sullivan County
Coal Ridge #1 Mine
Trinity Mine

EXHIBIT B

LANDREE MINE

LIST OF CURRENT PERMITS

AS OF THE EFFECTIVE DATE

AGENCY	PERMIT ID	DATE ISSUED
IDNR	Permit # S-363	8/2/2010
MSHA	ID 12-02431	11/4/2011
USACE	LRL-2010-438	2/18/2011
IDEM - Water Quality	NPDES-ING040249	6/1/2010
IDEM - Air Quality	SSOA-055-29149-00043	4/26/2010